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                                                                    Exhibit 99.1

                                                     For additional information:
                                             Marc Sanders, Director of Marketing
                            610-668-4700 x269 - marcsanders@royalbankamerica.com



                         PATRICK J. MCCORMICK APPOINTED
                    TO BOARD OF ROYAL BANCSHARES OF PA, INC.

NARBERTH, PA - February 22, 2006 - Royal Bank America and Royal Bancshares of Pennsylvania, Inc. are pleased to announce the appointment of Patrick J. McCormick to its Board of Directors.

Mr. McCormick brings substantial strategic and financial experience to the Board. He has been a management consultant for more than 25 years, the bulk of which was spent with Arthur Andersen. Mr. McCormick is now a Managing Director of Alvarez & Marsal, Business Consulting, where he is responsible for the Delaware Valley region as well serving as the Partner-In-Charge for the Firm's Financial Leadership Solutions Practice. This line of business works with companies to help them improve their financial management capabilities.

Joseph P. Campbell, President/CEO of Royal Bancshares of Pennsylvania, Inc. and Royal Bank America, commented, "With his wealth of experience in finance and strategy, as well as significant real estate knowledge, Mr. McCormick is a welcome addition to our Board of Directors."


ABOUT ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Royal Bancshares of Pennsylvania, headquartered in Narberth, Pennsylvania, operates sixteen full-service branch offices throughout southeastern Pennsylvania and southern New Jersey under the name Royal Bank America and four locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, residential mortgages, mezzanine/equity lending, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.